CONSENT OF INDEPENDENT AUDITORS




We consent to the use of our report dated January 28, 1999 on the financial statements of Franklin Growth Investments Fund, Franklin Small Cap Investments Fund, Mutual Shares Investments Fund, Templeton Asset Allocation Fund, Templeton Bond Fund, Templeton Developing Markets Fund, Templeton International Fund and Templeton Stock Fund, series of Templeton Variable Products Series Fund, which appear in the 1998 Annual Reports to Shareholders and which are incorporated herein by reference in Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A, File No. 3320313 as filed with the Securities and Exchange Commission.

We also consent to the reference to our firm in the prospectuses, under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Auditor".



                               /s/ McGladrey & Pullen, LLP



New York, California
June 30, 1999